UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 14, 2009

GLOBAL MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-22083	84-1116894
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation)		Identification No.)

12600 West Colfax, Suite C-420, Lakewood, Colorado		80215
(Address of principal executive offices)		(Zip Code)

(303) 238-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     Effective as of October 14, 2009, the Board of Directors of Global Med Technologies, Inc. (the “Company”) has appointed Darren Craig to the position of Acting Chief Financial Officer. Mr. Craig, age 45, also serves as the Company’s Vice President of Finance and has served a previous stint as the Company’s Acting Chief Financial Officer. Mr. Craig has been an officer of the Company since October 2007 and has been with the Company since October 2000. Mr. Craig has a Masters in Accounting from the University of Southern California and also received a B.S. in Finance from San Diego State University. Mr. Craig is a CPA.

     The Company has entered into an employment agreement with Mr. Craig which governs his employment as Vice President—Finance (the “Employment Agreement”). The Employment Agreement has an initial term from November 1, 2008 through November 1, 2009, which initial term automatically renews for additional one year periods. Mr. Craig will receive an annual base salary of $157,500. Mr. Craig is also entitled to participate in all of the Company's employee benefit plans, subject to restrictions.

     The Employment Agreement also provides that upon a “Change of Control” (as defined in the Employment Agreement) all Company stock options held by Mr. Craig will vest.

     In the event that Mr. Craig’s employment is terminated by the Company for “cause” or if Mr. Craig resigns without “good reason” then Mr. Craig would be entitled to his base salary through the date of termination or resignation, including any accrued but unused vacation time.

     In the event that Mr. Craig terminates his employment for good reason, if the Company terminates Mr. Craig's employment for any reason other than cause, death or disability or the Company fails to renew the new employment agreement after the expiration of the initial term or any renewal term, then Mr. Craig would be entitled to (i) the continuation of his benefits for the remainder of the initial term or the then current renewal term and (ii) subject to the execution of a release by Mr. Craig, severance consisting of continuation of his base salary until the earlier of (A) the date that Mr. Craig elects to engage or cause others to engage in a “Competing Business” (as defined in the Employment Agreement) or (B) six (6) months following the date of termination or non-renewal.

     The Employment Agreement also includes provisions with respect to the protection of the Company's confidential and proprietary information and the assignment of intellectual property by Mr. Craig to the Company. In addition, the Employment Agreement prohibits certain solicitations by Mr. Craig during the term of the Employment Agreement and for one year following termination of the Employment Agreement and restricts Mr. Craig’s ability to compete with the Company during the term of the Employment Agreement.

     The foregoing description of the terms of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.108 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits.

	10.108	Employment Agreement between Global Med Technologies, Inc. and Darren Craig

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL MED TECHNOLOGIES, INC.

By: /s/ Michael I. Ruxin, M.D.
Michael I. Ruxin, M.D.
Chairman of the Board and Chief Executive Officer

Date: October 19, 2009

Exhibit Index

Exhibit No.	Description

10.108	Employment Agreement between Global Med Technologies, Inc. and Darren Craig